Exhibit 2.2

                          Vector Global Services, Inc.
                          12600 Northborough, Ste. 200
                              Houston, Texas 77067



                      AMENDMENT TO ASSET PURCHASE AGREEMENT



                                December 10, 2004



MTM Technologies, Inc.
850 Canal Street
Stamford, Connecticut 060902

     Attn: John F. Kohler, Esq.

Gentlemen:

     This letter amends and supplements the Asset Purchase Agreement dated as of December 1, 2004 (the "Agreement"), among MTM Technologies, Inc. ("Purchaser"), Vector Global Services, Inc. ("Shareholder"), and Vector ESP, Inc. and Vector ESP Management, Inc. (together the "Sellers"), as set forth herein. Terms defined in the Agreement are used in this letter with the same meaning they have in the Agreement.

     1. Cash and Tangible Net Worth. Under Section 1.2 of the Agreement, the Sellers' cash is an Excluded Asset to be retained by the Sellers, and under
Section 3.1(b) of the Agreement, the Cash Consideration for the Purchased Assets is to be reduced by the amount by which the Sellers' Tangible Net Worth is less than $500,000. Notwithstanding anything in Section 1.2 or Section 3.1(b) of the Agreement to the contrary, the parties to the Agreement agree that:

          (i) the Sellers may elect to include in the Purchased Assets and transfer to the Purchaser at the Closing $396,839 of the Sellers' cash balances at the Closing Date (the "Transferred Cash"); and

          (ii) for purposes of calculating Tangible Net Worth under Section 3.1(b) of the Agreement, the amount of Transferred Cash shall be considered a Purchased Asset and included as an asset in the calculation of Tangible Net Worth.

     2. Financial Calculations. Section 3.1(b)(ii) and Section 3.2(b) of the Agreement each provide for the respective independent accounting firms of the Purchaser and the Shareholder (or Goldstein Golub Kessler LLP and Ernst & Young, LLP, respectively), to assist in the preparation of certain financial calculations and in the process of resolving any disagreements that may arise among the Purchaser, the Shareholder and the Sellers concerning such calculations. By this letter the parties to the Agreement agree that instead of using their respective accounting firms for such function, each of the Purchaser and the Shareholder will designate at the time of any disagreement that may arise between them under Section 3.1(b)(ii) or Section 3.2(b) the accounting firm that is to act on their behalf in connection with such disagreement.

     3. Updated Disclosure Schedules. With this letter, the Shareholders and the Sellers are delivering to the Purchaser, and the Purchaser acknowledges receipt of and accepts, an updated, revised and amended set of the Sellers' disclosure schedules referenced in the Agreement (the "Revised Seller Schedules"). The Revised Seller Schedules supercede in their entirety the Sellers' schedules attached to the Agreement, and (i) all descriptions of the Purchased Assets and the Excluded Assets contained in Sections 1.1 and 1.2, respectively, of the Agreement and (ii) all representations and warranties made in Section 5.1 of the Agreement by the Shareholder and the Sellers, are qualified by reference to the Revised Seller Schedules.


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


     Except as amended and supplemented by this letter, the Agreement remains in full force and effect in accordance with its original terms.

                                       VECTOR GLOBAL SERVICES, INC.



                                       By:  /s/ Karl Maier
                                            -------------------------------
                                       Name:  Karl Maier
                                       Title: Executive Chairman of the Board



                                       VECTOR ESP, INC.



                                       By:  /s/ Thomas R. Flink
                                            -------------------------------
                                       Name:  Thomas R. Flink
                                       Title: President



                                       VECTOR ESP MANAGEMENT, INC.



                                       By:  /s/ Thomas R. Flink
                                            -------------------------------
                                       Name:  Thomas R. Flink
                                       Title: President

Agreed to and Accepted

on December ___, 2004

MTM TECHNOLOGIES, INC.



By:  /s/ Francis J. Alfano
    ------------------------------
Name:  Francis J. Alfano
Title: Chief Executive Officer